Exhibit 10.8

November 3, 2015

[Name]

[Address]

Re:          Employment Terms

Dear [Name]:

As you know, Exterran Holdings, Inc. (to be renamed Archrock, Inc.), a Delaware corporation (the “Company”) is spinning off a new publicly-traded company, Exterran Corporation (“SpinCo” and such spin-off, the “Spin-Off”), which will own the assets and liabilities associated with the Company’s international services and global fabrication businesses.  In connection with the Spin-Off, and effective as of the effective time of the Spin-Off (the “Effective Time”), I am pleased to offer you the position of [      ] of the Company, on the terms and conditions set forth below.

1.   POSITIONS, DUTIES AND RESPONSIBILITIES.  As of the Effective Time, you will serve as [      ] of the Company, and will have such duties and responsibilities as are usual and customary for your position.  You will report directly to the [         ]of the Company, and will work at the Company’s offices located in Houston, Texas, except for travel to other locations as may be reasonably necessary to fulfill your responsibilities.  At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices, directorships and capacities in addition to the foregoing.  In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this letter.  You will be expected to devote your full business time and attention to the business and affairs of the Company and the performance of your duties hereunder.

2.   AT-WILL EMPLOYMENT.  You acknowledge and agree that your employment with the Company is “at-will” and not for any specified time, and may be terminated, with or without cause and with or without notice, at any time by you or the Company; provided, however, that you will be entitled to certain benefits and payments upon certain terminations of employment, as described in paragraphs 8 and 9 below.  The nature of your at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

3.   BASE COMPENSATION.  During your employment with the Company, your base salary will be as set forth on Exhibit A attached hereto (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices but no less often than bi-weekly.  Your Base Salary will be subject to annual review in the discretion of the board of directors of the Company (the “Board”) or a designated committee of the Board.

4.   SHORT-TERM INCENTIVE.  For each fiscal year of the Company ending during the term of your employment, you will be eligible to receive an annual short-term incentive payment (the “Short-Term Incentive”) upon the achievement of performance objectives to be determined by the Company’s Chief Executive Officer and/or the Board or a designated committee of the Board, which will be targeted at a percentage of your Base Salary as set forth on Exhibit A attached hereto (the “Target Short-Term Incentive”), subject to annual review in the discretion of the Board or a designated committee of the Board.  Any such Short-Term Incentive will be paid on the date on which short-term incentives are paid generally to the Company’s executive officers, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which the Short-Term Incentive is earned and, unless otherwise agreed to by the Board or a designated committee of the Board, you must be employed by the Company on the payment date in order to earn such bonus.

5.             [FOR ALL CASH RETENTION AWARD: RETENTION PAYMENT.  As a key employee, you will be eligible to receive a cash payment in the aggregate amount set forth on Exhibit A attached hereto (the “Retention Payment”), subject to the terms and conditions herein.

(a)           Payments. The Retention Payment will be paid to you in installments as follows: (i) thirty-three percent (33%) of the Retention Payment will be paid to you on, or within thirty (30) days following, the date on which the Effective Time occurs (the “Effective Date”); (ii) thirty-three percent (33%) of the Retention Payment will be paid to you on, or within thirty (30) days following, the first (1st) anniversary of the Effective Date (the “First Anniversary”); and (iii) thirty-four percent (34%) of the Retention Payment will be paid to you on, or within thirty (30) days following, the second (2nd) anniversary of the Effective Date (the “Second Anniversary”), in each case, subject to your continued employment with the Company through the Effective Date, the First Anniversary or the Second Anniversary, as applicable (each such date, a “Service Date”).

(b)           Accelerated Payments. Notwithstanding anything in Section 5(a) to the contrary:

(i) Without Cause or for Good Reason.  If your employment is terminated by the Company without Cause or you resign for Good Reason (each, as defined in your Change of Control Agreement or Severance Agreement (each, as defined below), as applicable), in either case, prior to the Second Anniversary, you will be entitled to receive, in addition to any payments or benefits for which you are eligible under your Severance Agreement and/or Change of Control Agreement, as applicable, an amount (the “Excess Amount”) equal to the excess, if any, of (i) the then-unpaid portion of your Retention Payment (excluding any unpaid portion for which a Service Date has occurred prior to your termination of employment) over (ii) either (x) the aggregate amount of the “Severance Payment” (as defined in your Severance Agreement) that you are entitled to receive upon such termination under your Severance Agreement or (y) the aggregate amount of cash severance that you are entitled to receive upon such termination under your Change of Control Agreement, as applicable.  The Excess

Amount will be paid to you on or within thirty (30) days following the date of your termination of employment.

(ii)           Death or Disability. If your employment with the Company terminates due to your death or Disability (as defined below) prior to the Second Anniversary, you (or your estate, as applicable) will be entitled to receive a pro-rated portion of your Retention Payment (the “Pro-Rated Amount”) determined by multiplying (i) the amount of the Retention Payment that you otherwise would have been eligible to receive on the next Service Date to occur following your termination of employment, had such termination not occurred, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed between the most recent Service Date and the date on which your termination of employment occurs and the denominator of which is 365.  The Pro-Rated Amount will be paid to you (or your estate) on or within thirty (30) days following the date of your termination of employment.  For purposes of this Section 5, “Disability” means that you are “disabled” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

(iii)          No Offset.  For the avoidance of doubt, notwithstanding anything to the contrary in your Severance Agreement and/or Change of Control Agreement, any amounts that may be or become payable to you under this Section 5 will not offset any cash severance payments payable to you under your Severance Agreement and/or Change of Control Agreement.

(c)           Termination of Employment. Except as otherwise set forth in Section 5(b) above, upon your termination of employment, you will forfeit any then-unpaid portion of your Retention Payment, excluding any unpaid portion for which a Service Date has occurred prior to your termination of employment.  For purposes of clarity, any transfer of your employment between SpinCo and the Company (and/or their affiliates) prior to, on or following the Effective Time will not constitute a termination of your employment with the Company for purposes of this Section 5.]

[FOR ALL STOCK RETENTION AWARD: RETENTION AWARD.  As a key employee, on or within thirty (30) days following the date on which the Effective Time occurs (the “Effective Date”), the Company will grant you a long-term equity incentive award valued at the amount set forth on Exhibit A attached hereto (the “Retention Award”).  The Retention Award will be granted under and subject to the terms and conditions of the Company’s equity incentive plan and the applicable award notice for that grant (the “Retention Award Agreement”). The Retention Award will be comprised of shares of the Company’s restricted stock, which will be subject to the terms and conditions herein.

(a)           Vesting. The Retention Award will vest as follows: (i) thirty-three percent (33%) of the Retention Award will be vested on the date of grant; (ii) thirty-three percent (33%) of the Retention Award will vest on the first (1st) anniversary of the Effective Date; and (iii) thirty-four percent (34%) of the Retention Award will vest on the second (2nd) anniversary of the Effective Date, in each case, subject to your continued employment with the Company through each applicable vesting date.

(b)           Termination of Employment. Except as otherwise set forth in your Retention Award Agreement or your Severance Agreement and/or Change of Control Agreement

(each, as defined below), as applicable, upon your termination of employment, you will forfeit any then-unvested portion of your Retention Award.]

[FOR STOCK/CASH COMBINATION RETENTION AWARDS: RETENTION PAYMENT AND AWARD.  As a key employee, you will be eligible to receive a cash payment in the amount set forth on Exhibit A attached hereto (the “Retention Payment”) and a long-term equity incentive award valued at the amount set forth on Exhibit A (the “Retention Award”), in each case, subject to the terms and conditions herein.

(a)           Retention Payment. The Retention Payment will be paid to you on or within thirty (30) days following the date on which the Effective Time occurs (the “Effective Date”), subject to your continued employment with the Company through the Effective Date.

(b)           Retention Award. The Retention Award will be granted to you on or within thirty (30) days following the Effective Date, under and subject to the terms and conditions of the Company’s equity incentive plan and the applicable award notice for that grant (the “Retention Award Agreement”). The Retention Award will be comprised of shares of the Company’s restricted stock.

(i)            Vesting. The Retention Award will vest as follows: (i) fifty percent (50%) of the Retention Award will vest on the first (1st) anniversary of the Effective Date, and (ii) fifty percent (50%) of the Retention Award will vest on the second (2nd) anniversary of the Effective Date, in each case, subject to your continued employment with the Company through each applicable vesting date.

(ii)           Termination of Employment. Except as otherwise set forth in your Retention Award Agreement or your Severance Agreement and/or Change of Control Agreement (each, as defined below), as applicable, upon your termination of employment, you will forfeit any then-unvested portion of your Retention Award.]

6.   ANNUAL EQUITY AWARDS.  For each fiscal year of the Company during the term of your employment, beginning in 2016, the Company anticipates that you will be eligible to receive an annual equity award valued at the amount set forth on Exhibit A attached hereto (the “Annual Award”).  The amount of your Annual Award will be subject to annual review in the discretion of the Board or a designated committee of the Board.  It is anticipated that your Annual Award will be granted in early March of each year, subject to your continued employment through the applicable grant date, in accordance with the Company’s general plans, policies and practices with respect to grants of annual equity awards to its executive officers generally.  The Board or a designated committee of the Board, in its sole discretion, will determine the type or types of equity that comprise each Annual Award (which may include, without limitation, restricted stock, stock options, performance shares and/or restricted stock units of the Company) as well as the grant dates and exercise prices, in each case, in accordance with the terms and conditions of the applicable equity plan(s) and award notice(s).

7.   BENEFITS; PAID TIME OFF.  During your employment with the Company, you will be eligible to participate in all savings, retirement, incentive, health, welfare and perquisite plans (including, but not limited to, medical, dental, disability insurance, life insurance, employee stock purchase, 401(k) and deferred compensation plans and programs) maintained or sponsored by the Company for its executive officers, as in effect from time to time and subject to the terms and conditions thereof.  In addition, you will be entitled to paid time off in accordance with the plans, policies, programs and practices of the Company generally applicable to its executive officers, as in effect from time to time.  Notwithstanding the foregoing, nothing contained in this letter will require or obligate the Company to establish, maintain or continue any particular employee benefit plan, program, policy or benefit.

8.  NON-CHANGE OF CONTROL SEVERANCE.  Effective as of the Effective Time, you and the Company will execute a new severance benefit agreement substantially in the form attached hereto as Exhibit B (the “Severance Agreement”) that will supersede the existing severance benefit agreement between you and the Company (the “Prior Severance Agreement”).  Subject to and upon the terms and conditions of the Severance Agreement, subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be entitled to receive certain severance benefits and payments upon certain terminations of your employment with the Company and its affiliates, as described on Exhibit A attached hereto.

9.   CHANGE OF CONTROL SEVERANCE.  In addition, effective as of the Effective Time, you and the Company will execute a new change of control agreement substantially in the form attached hereto as Exhibit C (the “Change of Control Agreement”) that will supersede the existing change of control agreement between you and the Company (the “Prior Change of Control Agreement”).  Subject to and upon the terms and conditions of the Change of Control Agreement, subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be entitled to receive certain severance payments and benefits upon certain terminations of your employment with the Company and its affiliates in connection with a Change of Control, as described on Exhibit A attached hereto.

10.  WAIVER OF GOOD REASON.  In consideration of the benefits provided hereunder, and notwithstanding anything to the contrary in the Prior Severance Agreement and/or the Prior Change of Control Agreement, you hereby waive any right you may have to resign your employment with the Company for “Good Reason” for the purposes of such agreements, in each case, due to any changes in your title and/or in the scope of your duties and responsibilities that have occurred previously or may occur in connection with the Spin-Off.  Further, for the avoidance of doubt, the occurrence of “Good Reason” under your Severance Agreement and/or Change of Control Agreement will be determined by reference to your title, duties and responsibilities as of immediately following the Effective Time.

11.  RESTRICTIVE COVENANTS.  You acknowledge and agree that, during your employment with the Company, you will be subject to the Company’s standard policies, if any, relating to non-disparagement, non-solicitation, non-competition and confidentiality, as set forth in the Severance Agreement, the Change of Control Agreement and any other Company policies or plans generally applicable to its executive officers [ (the “Restrictions”).  In the event that it is finally adjudicated by a court of competent jurisdiction that you have breached any of the Restrictions on or following the date hereof, then, in addition to any other remedies available to the Company, you shall be obligated to repay to the Company any portion of the Retention Payment previously paid to you and you shall forfeit any then-unpaid portion of the Retention Payment.]

12.  STOCK OWNERSHIP REQUIREMENTS.  You acknowledge and agree that, following the Effective Time and continuing through the date on which your employment with the Company terminates for any reason, you will be required to comply with the Company’s stock ownership requirements as in effect from time to time.

13.  CLAWBACK AND RECOUPMENT.  All compensation and benefits payable to you by the Company and/or its affiliates will be subject to any clawback or recoupment requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any clawback or recoupment policies that the Company and/or its affiliates may adopt from time to time.

14.  WITHHOLDING.  The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

15.  GOVERNING LAW.  This letter shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws thereof.

16.  ENTIRE AGREEMENT.  As of the Effective Time, this letter, together with the Severance Agreement and the Change of Control Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter of this letter, and supersedes and replaces any and all other agreements, offers or promises, whether oral or written, by the Company, its affiliates or any predecessor employer (or any representative thereof), including without limitation, the Prior Severance Agreement and the Prior Change of Control Agreement.  You agree that any such prior agreement, offer or promise between you and the Company, its affiliates or any predecessor employer (or any representative thereof), is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

17.          SUCCESSORS; ASSIGNS.  This letter is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution.

Please confirm your acceptance of, and agreement to, the foregoing terms and conditions by signing and dating this letter in the space provided below and returning it to the Company.  Please retain one fully-executed original for your files.

Sincerely,

EXTERRAN HOLDINGS, INC.

By:
[Name]
[Title]

Agreed and Accepted,
this day of , 2015:

By:
[Name]

EXHIBIT A

COMPENSATION TERMS

Base Salary	$[ ] per year
Target Short-Term Incentive	[ ]% of Base Salary
Annual Equity Award Value	$[ ]
[INCLUDE IF APPLICABLE: Retention Payment]	$[ ]
[INCLUDE IF APPLICABLE: Retention Award Value]	$[ ]
Non-Change of Control Severance

Upon a Qualifying Termination of Employment (as defined in the Severance Agreement), subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be eligible to receive:

•                  a lump-sum severance payment equal to (i) your Base Salary plus (ii) your Target Short-Term Incentive plus (iii) your Target Short-Term Incentive prorated through the date of termination plus (iv) any earned but unpaid Short-Term Incentive for the fiscal year ending prior to the date of termination;

•                  full accelerated vesting of your then-outstanding unvested equity awards that would have otherwise vested during the one-year period following your termination; and

•                  healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for up to one year following your termination, to the extent permitted by applicable law.

Change of Control Severance

Upon a Qualifying Termination of Employment (as defined in the Change of Control Agreement), subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be eligible to receive:

•                  a lump-sum severance payment equal to (i) [    ] times your Base Salary plus (ii) [    ] times your Target Short-Term Incentive plus (iii) your Target Short-Term Incentive prorated through the date of termination plus (iv) any earned but unpaid Short-Term Incentive for the fiscal year ending prior to the date of termination;

•                  an amount equal to [    ] times the total employer matching contributions that would have been credited to your account under the Company’s 401(k) plan and any deferred compensation plan had you made elective deferrals or contributions during the twelve (12) months preceding your termination;

•                  any amounts previously deferred by you or earned but not previously paid under the Company’s incentive and nonqualified deferred compensation programs as of your termination date;

•                  full accelerated vesting of your then-outstanding unvested equity awards; and

•                  healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for up to two years following your termination, to the extent permitted by applicable law.

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EXHIBIT B

SEVERANCE AGREEMENT

EXHIBIT C

CHANGE OF CONTROL AGREEMENT

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